UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 7, 2014 (August 5, 2014)

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On August 5, 2014, Tiptree Financial Inc. (“Tiptree”) issued an aggregate of 11,096,938 shares of Class A common stock to limited partners of Tiptree Financial Partners, L.P. (“TFP”) in exchange for an aggregate of 3,966,025 TFP partnership units in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder. TFP delivered to Tiptree for cancellation one share of Class B common stock of Tiptree for each share of Class A common stock issued. As of August 5, 2014, there are 21,720,761 shares of Class A common stock of Tiptree outstanding and 19,871,939 shares of Class B common stock of Tiptree outstanding. As of August 5, 2014, there are 11,068,219 limited partnership units of TFP outstanding, of which Tiptree owns 3,966,025.
Tiptree operates its business through Tiptree Operating Company, LLC (“Operating Company”), which directly or indirectly owns all of Tiptree’s assets. As of August 5, 2014, Operating Company is owned approximately 25% by Tiptree and approximately 75% by TFP. As of August 5, 2014, Tiptree owns approximately 36% of TFP, with the remainder owned by the existing limited partners of TFP. As a result, Tiptree’s combined ownership of Operating Company is approximately 52% as of August 5, 2014. The percentage of TFP (and therefore Operating Company) owned by Tiptree may increase in the future to the extent TFP limited partners exchange their limited partnership units of TFP for Class A common stock of Tiptree.
Tiptree has filed a registration statement covering resales of the 11,096,938 shares of Class A common stock, which has not yet been declared effective. There can be no assurance when or if the registration statement will be declared effective.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date: August 7, 2014	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Executive Officer